Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement Nos. 333-191535, 333-173211, 333-169287, 333-153444, this Post-Effective Amendment No. 2 to Registration Statement No. 333-122172, this Post-Effective Amendment No. 3 to Registration Statement No. 333-61925 and this Post-Effective Amendment No. 4 to Registration Statement No. 333-38912 on Form S-8 of Forest City Realty Trust, Inc. of our report dated March 27, 2013, relating to our audit of the financial statements of Uptown Housing Partners, LP, for the year ended December 31, 2012, which appear in the Annual Report on Form 10-K of Forest City Enterprises, Inc. for the year ended December 31, 2014.

/s/ RSM US LLP
Cleveland, Ohio
January 4, 2016